Exhibit 99.3

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT BETWEEN WESTWOOD ONE, INC. AND DAVID HILLMAN

The following, upon execution by the parties hereto shall constitute amendment No. 2 (this “Amendment”) to the Employment Agreement entered into by and between Westwood One, Inc. (the “Company”) and David Hillman (“Employee”), with an effective date of October 16, 2004, as amended (the “Agreement”).

1. The Agreement shall be amended by deleting all references to “Executive Vice President, Business Affairs and General Counsel” and replacing such references with “Chief Administrative Officer, Executive Vice President, Business Affairs and General Counsel.”

2. Section 2 (Term of Employment) of the Agreement shall be amended by extending the Term through December 31, 2009.

3. Section 3(b) of the Agreement shall be deleted in its entirety and restated as follows:

“(b) The Company may from time to time call on Employee to perform services as reasonably specified from time to time by the Chief Executive Officer, the President, the Board of Directors or their designee. Notwithstanding the foregoing, Employee shall report directly into the Company’s Chief Executive Officer and be employed at and report into the Company’s offices in the New York City metropolitan area.”

4. Sections 4(a) and 4(c) of the Agreement shall be deleted in its entirety and restated as follows:

“(a) Base Salary. For the services to be rendered by Employee during Employee’s employment by the Company, the Company shall pay Employee, and Employee agrees to accept, a monthly base salary (the “Base Salary”) of: (i) $33,333.33; (ii) beginning on January 1, 2008, $35,416.66, and (iii) beginning on January 1, 2009, $37,500.

* * * * *

(c) Signing Bonus. For the services to be rendered by Employee during the Term and in connection with the signing of Amendment No. 2 to the Agreement, Employee received an award of 15,000 shares of restricted stock on July 10, 2007, such award to vest in two installments on July 10, 2008 and July 10, 2009, subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan.”

5. Except as expressly modified in this Amendment, for good and valuable consideration provided herein, all other terms and conditions of the Agreement are hereby ratified and reaffirmed and will remain in full force and effect.

6. The effective date of this Amendment shall be July 10, 2007.

IN WITNESS WHEREOF, this Amendment is EXECUTED as of the 13th day of July, 2007.

WESTWOOD ONE, INC.

By: /s/ Peter Kosann
Name: Peter Kosann
Title: President and CEO

EMPLOYEE

/s/ David Hillman
David Hillman